EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IsoEnergy Ltd.

We, KPMG LLP, consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated February 27, 2025, on the consolidated financial statements of IsoEnergy Ltd., which comprise the consolidated statements of financial position as at December 31, 2024 and December 31, 2023, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes which are incorporated by reference in the Registration Statement on Form F-10 being filed by IsoEnergy Ltd. with the United States Securities and Exchange Commission.

/s/ KPMG LLP

Chartered Professional Accountants

May 13, 2025

Vancouver, Canada